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                  EXHIBIT 21.1   SUBSIDIARIES OF THE REGISTRANT

List of Subsidiaries of the Company


NAMES OF SUBSIDIARIES UNDER WHICH THEY DO BUSINESS:     STATE OF INCORPORATION:
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AMT Environmental Products Inc. ("AMT")                 British Columbia, Canada

PSI Acquisitions Corp. ("PAC")                          British Columbia, Canada

Alternative Materials Technology, Inc. (AMT "USA")      Chico, California